Exhibit 5.7

[Letterhead of Whiteford, Taylor & Preston L.L.P.]

October 21, 2005

Mentor Maryland, Inc.

REM Maryland, Inc.

c/o National Mentor, Inc.

313 Congress Street, 5th Floor

Boston, Massachusetts  02210

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Mentor Maryland, Inc., a Maryland corporation (“Mentor Maryland”), and REM Maryland, Inc., a Maryland corporation (“REM Maryland,” which, together with Mentor Maryland, shall hereinafter be referred to as the “Guarantors”), in connection with the Guarantors’ proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $150,000,000 in aggregate principal amount of 9-5/8% Senior Subordinated Notes due 2012, Series B (the “Exchange Notes”).  The Exchange Notes are to be issued by National MENTOR, Inc., a Delaware corporation (the “Issuer”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 21, 2005, under the Securities Act of 1933, as amended (the “Securities Act”).  The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantee”), and such obligations of the Issuer will also be guaranteed by the other guarantors.  The Exchange Notes and the guarantees are to be issued pursuant to the Indenture, dated as of November 4, 2004 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors set forth therein and U.S. Bank National Association, as Trustee.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the articles of incorporation and by-laws of the Guarantors, (ii) written consents of the board of directors of the Guarantors with respect to the Guarantee, (iii) the Registration Statement and (iv) the Indenture.

Mentor Maryland, Inc.
REM Maryland, Inc.
October 21, 2005

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons (and the legal competency of all such natural persons) signing on behalf of the parties thereto other than the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantors and others.

This opinion is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) any law except the laws of the State of Maryland and the Maryland case law decided thereunder and (v) the “Blue Sky” laws and regulations of Maryland.

Based upon and subject to the assumptions, qualifications, and limitations set forth above and the additional assumptions, qualifications and limitations set forth below, we are of the opinion that:

1.     The Guarantors are corporations duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

2.     The Indenture has been duly authorized, executed and delivered by the Guarantors.  The Indenture is a valid and binding obligation of the Guarantors and is enforceable against the Guarantors in accordance with its terms.

3.     When (i) the Registration Statement has been declared effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for the existing 9-5/8% Senior Subordinated Notes due 2012, the Guarantee of the Exchange Notes will be a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with the terms of the Indenture.

4.     The execution and delivery of the Indenture by the Guarantors and the performance by the Guarantors of their obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in

Mentor Maryland, Inc.
REM Maryland, Inc.
October 21, 2005

the violation of any of, (i) the articles of incorporation, bylaws or other organizational documents of the Guarantors or (ii) any statute or governmental rule or regulation of the State of Maryland or any political subdivision thereof.

5.     No consent, waiver, approval, authorization or order of any State of Maryland court or governmental authority of the State of Maryland or any political subdivision thereof is required in order for the Guarantors to make the Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion (i) should the present laws of the State of Maryland be changed by legislative action, judicial decision or otherwise or (ii) should we become aware of any facts that might change the opinions expressed herein after the date hereof.  In rendering our opinions regarding the Guarantors being in good standing, we have relied exclusively on Certificates of Good Standing dated October 6, 2005 for each of the Guarantors, which certificates have been obtained from the Maryland Department of Assessments and Taxation.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.7 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

WHITEFORD, TAYLOR & PRESTON L.L.P

By:	/s/ Joseph N. Schaller
Joseph N. Schaller